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                                 EXHIBIT 10.21

           PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

                         BETWEEN THE CORT JOINT VENTURE

                                      AND

                     SPENCER FOUNTAIN VALLEY HOLDINGS, INC.
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ESCROW HOLDER:                            TITLE COMPANY:

Chicago Title Company                     Chicago Title Company
16969 Von Karman, Suite 200               16969 Von Karman, Suite 200
Irvine, California  92714                 Irvine, California  92714
Attn: Margie Wheeler, Escrow Officer      Attn: Ms. Suzie Calwell, Title Officer
Telephone: (714) 263-2556                 Telephone: (714) 263-4035
Facsimile: (714) 263-0356                 Facsimile: (714) 263-1022
Escrow No.: 8307031-M23                   Title Order No.: 8300228


                           PURCHASE AND SALE AGREEMENT
                          AND JOINT ESCROW INSTRUCTIONS

            This Purchase and Sale Agreement and Joint Escrow Instructions (the "Agreement") is made as of June 12, 1998 by and between SPENCER FOUNTAIN VALLEY HOLDINGS, INC., a California corporation ("Seller") and WELLS DEVELOPMENT CORPORATION, a Georgia corporation ("Purchaser").

                                    RECITALS

            A. Seller is currently the owner of that certain real property located in the County of Orange, State of California, commonly known as 10700 Spencer Avenue, Fountain Valley and more particularly described in Exhibit "A" attached hereto and incorporated herein by this reference (the "Land"). The Land is currently improved by a concrete tilt up office building containing approximately 52,000 square feet of space (the "Building"). The Land, the Building and all other improvements, structures and fixtures thereon are sometimes collectively referred to herein as the "Real Property."

            B. Purchaser wishes to purchase from Seller, and Seller wishes to sell to Purchaser, the Real Property and the other Property described in Section 1 below in accordance with the Letter of Intent and pursuant to the terms and conditions of this Agreement.

            NOW THEREFORE, in consideration of the mutual covenants, promises and undertakings set forth in this Agreement, Purchaser and Seller agree as follows:

      1. Purchase and Sale. Upon and subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to buy the following:

                  (a) the Real Property, together with all easements,
            hereditaments and appurtenances thereto;

                  (b) all furniture, furnishings, fixtures, equipment,
            machinery, and other tangible personal property owned by Seller and used by Seller in connection with the management, operation, maintenance and repair of the Real Property and located on the Real Property (the "Project Personal Property"); and

                  (c) all governmental approvals, permits and licenses
            pertaining to the Real Property (the "Approvals"), and

                  (d) all right, title and interest of Seller in and to any
            site, architectural, mechanical, electrical, plumbing and structural plans, studies and related documents pertaining to the Real Property (the "Project Plans").


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The Real Property, the Project Personal Property, the Approvals and the Project
Plans are collectively referred to herein as the "Property".

      2. Purchase Price. The purchase price for the Property (the "Purchase Price") shall be Six Million Five Hundred Thousand and No/100 Dollars ($6,500,000.00).

      3. Method of Payment of Purchase Price. The Purchase Price shall be payable by Purchaser to Seller as follows:

            3.1 Deposit. The amount of One Hundred Thousand and No/100 Dollars ($100,000.00) (the "Deposit") shall be deposited in cash by Purchaser into the Escrow (as defined in Section 4.1) within two (2) Business Days following the Opening of Escrow (as defined in Section 4.1). Upon receipt of the Deposit, Escrow Holder shall invest the same in an interest bearing account acceptable to Purchaser. Unless Purchaser terminates the Escrow pursuant to this Agreement on or before the Feasibility Date, the Deposit shall become non-refundable to Purchaser, provided that Seller shall have fulfilled all of its obligations hereunder. Purchaser shall receive a credit in the amount of the Deposit against the Purchase Price in the event that the closing of the Escrow (the "Closing") takes place at the time and in the manner provided in this Agreement. All interest earned on the Deposit shall be returned to Purchaser.

            3.2 Payment of Balance of Purchase Price. The entire balance of the Purchase Price shall be paid by Purchaser in cash into the Escrow prior to the Closing. As used in this Agreement, the term "cash" shall mean immediately available U.S. funds transferred by certified check or wire transfer.

      4. Escrow.

            4.1 Opening; Joint Instructions. The purchase and sale of the Property shall be completed through an escrow (the "Escrow") at the office of the escrow holder identified on page 1 hereof ("Escrow Holder"). This Agreement shall constitute joint escrow instructions to the Escrow Holder in connection with the Escrow. The Escrow shall be deemed to be "opened" as of the date (the "Opening of Escrow") upon which the Escrow Holder holds fully executed original counterparts of this Agreement executed by Seller and Purchaser. Escrow Holder shall promptly notify Purchaser and Seller of the date which constitutes the Opening of Escrow.

            4.2 Additional Instructions. Purchaser and Seller hereby agree to execute such additional instructions not inconsistent with this Agreement as may be reasonably required by the Escrow Holder.

            4.3 Closing Deadline. As used herein, the "Closing Deadline" shall mean the date which is three (3) Business Days following the Feasibility Date. The Closing shall occur as soon as possible after the satisfaction of all of the conditions contained in this Agreement, but in no event later than the Closing Deadline. Time is specifically of the essence as to the Closing Deadline. The Closing Deadline shall not be extended except by the mutual written agreement of Purchaser and Seller.

            4.4 Seller's Deliveries Prior to Closing. Seller shall deliver to the Escrow Holder, prior to the Closing, the following documents and funds:

                  (a) a grant deed to the Property, in the form attached hereto as Exhibit "F", duly executed and acknowledged by Seller and in recordable form (the "Grant Deed");


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                  (b) a bill of sale in the form attached hereto as Exhibit "B"
            fully executed by Seller (the "Bill of Sale");

                  (c) three executed original counterparts of an assignment and assumption of contracts and warranties in the form attached hereto as Exhibit "C", executed by Seller (the "Assignment of Contracts and Warranties");

                  (d) three executed original counterparts of an assignment and assumption of leases in the form attached hereto as Exhibit "D", executed by Seller (the "Assignment of Leases");

                  (e) federal and state non-foreign seller affidavits in the forms attached hereto as Exhibits "E-1" and "E-2", respectively, executed by Seller (collectively, the "Affidavits");

                  (f) a statement of documentary transfer tax due and request that the tax declaration not be made a part of the permanent record, in the form attached hereto as Exhibit "G" (the "Transfer Tax Statement");

                  (g) an executed original of an estoppel certificate (the
            "Tenant Estoppel") in substantially the form of Exhibit "H" hereto pertaining to the lease (the "Lease") with Cort Furniture Rental Corporation (the "Tenant") and a Subordination, Nondisturbance and Attornment Agreement (the "SNDA") between the Tenant and Purchaser's lender (if any) in form and content reasonably acceptable to Purchaser's lender (if any) and the Tenant. Although Seller shall use reasonable efforts to obtain the Tenant Estoppel and the SNDA, Seller's inability to obtain the Tenant Estoppel and the SNDA by the Closing Deadline shall not constitute a breach or default by Seller. However, Purchaser's receipt of the Tenant Estoppel and the SNDA shall be a condition precedent to Purchaser's obligation to acquire the Property;

                  (h) an executed original of a lease guaranty (the "Lease
            Guaranty") in substantially the form of Exhibit "I" hereto executed by Cort Business Services Corporation, a Delaware corporation ("Lease Guarantor"). Although Seller shall use reasonable efforts to obtain the Lease Guaranty, Seller's inability to obtain the Lease Guaranty by the Closing Deadline shall not constitute a breach or default by Seller. However, Purchaser's receipt of the Lease Guaranty shall be a condition precedent to Purchaser's obligation to acquire the Property; and

                  (i) all other sums and documents reasonably required of Seller by Escrow Holder to carry out and close this Escrow pursuant to this Agreement.

            4.5 Purchaser's Deliveries Prior to Closing. Purchaser shall deliver to the Escrow Holder, prior to the Closing, the balance of the Purchase Price and the following documents:

                  (a) three executed original counterparts of the Assignment of
            Contracts and Warranties;

                  (b) three executed original counterparts of the Assignment of
            Leases; and

                  (c) all other sums and documents reasonably required of
            Purchaser by Escrow Holder to carry out and close this Escrow.


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            4.6 Actions at Closing. At the Closing, the Escrow Holder shall do the following:

                  (a) cause the Grant Deed and the SNDA (if any) to be recorded in the Official Records of Orange County, California and cause the Transfer Tax Statement to be delivered to the recorder's office with instructions to attach the Transfer Tax Statement to the Grant Deed following recordation of the Grant Deed;

                  (b) cause the Bill of Sale, complete original counterparts of the Assignment of Contracts and Warranties, complete original counterparts of the Assignment of Leases, the Affidavits, the Tenant Estoppel, the Lease Guaranty and an owner's policy of title insurance or commitment therefor pursuant to Section 5.3 hereof to be delivered to Purchaser; and

                  (c) deliver to Seller complete original counterparts of the
            Assignment of Contracts and Warranties, complete original counterparts of the Assignment of Leases, and the Purchase Price (less costs and expenses to be paid by Seller under Section 4.8 and any amounts required to be withheld under Section 4.4(e) hereof).

            4.7 Cancellation of Escrow.

                  (a) In the event that the Closing does not occur at the time and in the manner provided in this Agreement due to the material failure of Purchaser to comply with any of its obligations under this Agreement ("Purchaser Default"), Seller shall have the right to cancel the Escrow by written notice to Purchaser and the Escrow Holder. Upon such cancellation, all costs of the Escrow (collectively, the "Cancellation Costs") shall be paid by Purchaser.

                  (b) In the event that the Closing does not occur at the time and in the manner provided in this Agreement due to the material failure of Seller to comply with any of its obligations under this Agreement ("Seller Default"), Purchaser shall have the right to cancel the Escrow by written notice to Seller and the Escrow Holder. Upon such cancellation, Seller shall return the Deposit to Purchaser and the Cancellation Costs shall be paid by Seller.

                  (c) In the event that the Closing does not occur at the time and in the manner provided in this Agreement for any reason other than a Purchaser Default or Seller Default, either Purchaser or Seller may, at any time after the Closing Deadline, cancel the Escrow by written notice to the other and to the Escrow Holder. Upon such cancellation, Seller shall return the Deposit to Purchaser and the Cancellation Costs shall be divided equally between Purchaser and Seller.

                  (d) Upon any cancellation of the Escrow, all instruments and documents deposited with the Escrow Holder shall be returned to the parties who deposited the same.

                  (e) The rights and remedies set forth in this Section 4.7
            shall not be exclusive of any other rights or remedies which Purchaser or Seller may have by law or in equity in the event of breach of this Agreement, provided however that Seller's exclusive remedy in the event of a Purchaser Default shall be to receive the Deposit as full liquidated damages and to require Purchaser to pay the Cancellation Costs pursuant to Section 4.7(a), above.


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            4.8 Fees, Closing Costs and Prorations. The costs incidental to the
Closing shall be paid as follows:

                  (a) Seller shall pay: (i) the documentary transfer tax payable in connection with the recordation of the Grant Deed as set forth in the Transfer Tax Statement; (ii) the premium for the CLTA standard coverage owner's title policy obtained by Purchaser or, if Purchaser obtains an ALTA extended coverage owner's policy, then that portion of the premium which would have been payable for a CLTA standard coverage owner's policy; (iii) one-half (2) of the Escrow Holder's escrow fees; and (iv) the broker's commission to Collins Commercial Corporation.

                  (b) Purchaser shall pay: (i) the cost of any title insurance endorsements requested by Purchaser and, if Purchaser elects to obtain an ALTA extended coverage owner's policy rather than a CLTA standard coverage owner's policy, then the portion of the premium attributable to the ALTA extended coverage; (ii) the cost of obtaining any survey of the Property obtained by Purchaser; (iii) the cost of recording the Grant Deed and the SNDA (if any); and (iv) one-half (2) of the Escrow Holder's escrow fees.

                  (c) Purchaser and Seller shall each pay their own legal fees and other incidental expenses incurred in connection with the transaction contemplated by this Agreement.

                  (d) Rents which have actually been received by Seller for the month ("Current Month") in which the Closing occurs shall be prorated as of the Closing. All rents or charges due prior to the Current Month and Seller's pro rata share of any unpaid rent for the Current Month ("Current Month Unpaid Rent") shall be the property of Seller, and shall be paid over to Seller by Purchaser immediately upon receipt by Purchaser. Purchaser shall apply payments received after Closing first to current rent then due and then to past rent starting with the most recent delinquency. All prepaid rents and charges for the period following the Closing and all security deposits or other deposits of tenants held by Seller shall be paid by Seller to Purchaser at Closing.

                  (e) All utility charges, maintenance and repair expenses,
            taxes, assessments, insurance premiums and all other operating expenses which are the landlord's responsibility under the Lease shall be prorated as of the Closing based upon the latest available information. Any such items which are the responsibility of the tenant under the Lease shall not be prorated. If supplemental real property taxes are the landlord's responsibility under the Lease, then Seller agrees that, after the Closing and upon receipt of a Supplemental Tax Bill from the County of Orange Tax Assessor's Office by Seller or Purchaser, Seller will meet with Purchaser to determine the amount of any Supplemental Taxes affecting the Property. Seller shall pay to Purchaser the portion of the Supplemental Taxes which the parties agree is attributable to the period of time prior to the Closing.

                  (f) Any other costs or expenses in connection with the
            transaction contemplated by this Agreement shall be apportioned in the manner customary in the County in which the Property is located.

      5. Title.

            5.1 Preliminary Title Report. Seller shall obtain and deliver to Purchaser on or prior to the Opening of Escrow a current preliminary title report prepared by Chicago Title Insurance Company with respect to the Property (the "Preliminary Title


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Report") and copies of all underlying title documents referenced in the
Preliminary Title Report.

            5.2 Permitted Exceptions. Seller shall convey to Purchaser fee simple title to the Property, subject only to the following (referred to collectively herein as the "Permitted Exceptions"):

                  (a) The Title Company's standard printed exceptions and
            exclusions on its standard form CLTA (or, if Purchaser so elects, its ALTA extended coverage) owner's policy of title insurance;

                  (b) All other covenants, conditions, restrictions, exceptions, reservations, rights, rights of way, easements and other matters (other than deeds of trust and other monetary encumbrances which are to be paid at Closing) affecting title shown in the Preliminary Title Report, except any of the same which pursuant to Section 8 are
            (i) disapproved by Purchaser, and (ii) which Seller agrees in writing to cure;

                  (c) General and special taxes and assessments not then
            delinquent; and

                  (d) Instruments recorded with the mutual approval of Purchaser and Seller.

            5.3 Title Insurance. At the Closing, the Escrow Holder shall deliver to Purchaser a CLTA standard coverage owner's policy of title insurance (or, if Purchaser so elects pursuant to Section 5.4, an ALTA extended coverage owner's policy of title insurance) issued by the Title Company or a commitment by the Title Company to issue such a policy, with liability in the amount of the Purchase Price, showing title to the Property to be vested in Purchaser subject only to the Permitted Exceptions.

            5.4 ALTA Extended Coverage Title Policy; Supplements to Preliminary Title Report. Purchaser may elect to receive an American Land Title Association extended coverage owner's policy of title insurance, provided that (i) Purchaser pays for any required survey and the increased premium of an ALTA extended coverage owner's policy over the premium for a CLTA standard coverage owner's policy, and (ii) neither the obtaining of any required survey nor the issuance of an ALTA extended coverage owner's policy shall delay the Closing beyond the Closing Deadline. If any timely obtained ALTA survey, or any supplements to the Preliminary Title Report, disclose any title defects that materially affect Purchaser's use of the Property (minor encroachments and easements not materially affecting Purchaser's use of the Property shall be deemed Permitted Exceptions), Purchaser's sole remedy shall be to terminate this Agreement upon written notice to Seller and Escrow Holder on or before the Feasibility Date, in which event the Deposit shall be returned to Purchaser and Section 4.7(c) hereof shall apply.

      6. Lease and Contracts.

            6.1 Delivery of Lease, Contracts and Other Documents. Seller shall, on or before the Opening of Escrow, deliver to Purchaser copies of (i) the Lease and any commission agreements relating to the Lease, (ii) all contracts, representations, warranties and agreements pertaining to the ownership, operation, management, maintenance and use of the Property for the past two years (collectively, the "Contracts"), (iii) any existing boundary, as-built and topographic surveys, appraisals, environmental reports and building inspection reports of the Property in Seller's possession, and (iv) operating statements for the Property for the past two years. Further, Seller shall use reasonable efforts to obtain prior to the Feasibility Date (at Purchaser's sole cost and expense) reliance letters addressed to Purchaser, Purchaser's assigns and any lender, by the parties


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who prepared the appraisal, environmental report and building inspection reports. In no event shall Seller's failure to obtain such reliance letters constitute a breach or default by Seller.

            6.2 Performance of Lease and Contracts. From and after the Opening of Escrow until the Closing, Seller agrees that it will continue to perform all of its obligations under the Lease and the Contracts. From and after the Opening of Escrow, Seller will not amend or terminate the Lease or any of the Contracts without the express prior written consent of Purchaser, which consent shall not be unreasonably withheld.

            6.3 Originals at Closing. At the Closing, Seller shall deliver to Purchaser outside of Escrow the executed originals of those Contracts (if any) which will survive the Closing, and the Lease (including any amendments thereto), together with all property management books, records, operating reports and files pertaining to the Property.

      7. Purchaser's Inspection. Purchaser and Purchaser's agents are hereby granted a license, for a period of thirty (30) calendar days following the Opening of Escrow (the "Feasibility Period"), to enter upon and inspect the Property and all improvements, fixtures, equipment and personal property located thereon or affixed thereto. Seller agrees to cooperate with Purchaser and Purchaser's agents in connection with such inspection, and to make available for Purchaser's inspection and copying (any copying to be at Purchaser's expense) all of Seller's books and records, appraisals, building plans and specifications, soils reports, engineering studies, environmental reports and other materials in Seller's possession relating to the Property. Seller further understands that Purchaser or Purchaser's representatives may contact the Tenant (and/or any guarantor of the Lease) during the Feasibility Period in an effort to obtain financial information concerning the Tenant (and/or any guarantor of the Lease), and Seller has no objection to such efforts by Purchaser or Purchaser's representatives. Purchaser shall repair any damage to the Property, and shall defend, indemnify and hold Seller, its shareholders, directors, officers, employees and agents harmless from and against any and all claims, suits, judgments, losses, damages or liabilities of any nature (including without limitation reasonable attorneys fees and costs of suit) directly arising from the entry upon the Property by Purchaser, its employees, agents, independent contractors and consultants.

      8. Purchaser's Approval Items. This Agreement and each of Purchaser's obligations in connection herewith are expressly conditioned upon Purchaser's approval, in the exercise of Purchaser's sole and absolute discretion, of each of the following items on or before the last day of the Feasibility Period (the "Feasibility Date"):

                  (a) the Lease and the financial condition of the Tenant and the guarantor of the Lease;

                  (b) all Contracts;

                  (c) the Preliminary Title Report and underlying recorded
            documents;

                  (d) the status and condition of the Property and any
            improvements, fixtures, appurtenances and equipment located thereon or affixed thereto;

                  (e) all items made available for Purchaser's inspection
            pursuant to Section 7 above; and

                  (f) all other aspects of the Property.


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If Purchaser fails to give written notice to Seller and Escrow Holder of
Purchaser's approval of all of the foregoing items on or prior to the Feasibility Date, Purchaser shall be deemed to have disapproved such matters and the Escrow shall terminate immediately following the Feasibility Date, in which event Section 4.7(c) shall apply. If Purchaser notifies Seller and Escrow Holder in writing of Purchaser's approval of all of the foregoing items on or prior to the Feasibility Date, then the Deposit shall become non-refundable to Purchaser pursuant to Section 3.1 hereof.

      9. Seller's Representations and Warranties. As used in this Section 9, the phrase "to the best knowledge and belief of Seller" means to the actual knowledge of John Kocmur, Seller's Vice President, without any independent investigation or inquiry. John Kocmur is the corporate officer of Seller having primary responsibility for management of the Property and, as a result, the most knowledge of any corporate officers of Seller regarding the Property. Seller hereby makes the following representations, covenants and warranties, each of which shall survive for a period of 18 months following the Closing:

                  (a) Seller is a corporation, duly organized and validly
            existing under the laws of the State of California. Seller has the requisite right, power, legal capacity and authority to enter into and fully perform each and all of its obligations under this Agreement. The individuals executing this Agreement on behalf of Seller have the requisite right, power, legal capacity and authority to execute and enter into this Agreement on behalf of Seller, to legally bind Seller to the terms and provisions of this Agreement and to execute all other documents and take all other actions as may reasonably be necessary to perform each and all of Seller's obligations under this Agreement.

                  (b) To the best knowledge and belief of Seller, there is
            presently no pending or contemplated condemnation of the Real Property or any part thereof, and Seller has made no commitment to any governmental or quasi-governmental entity or to any other person or entity which relates to the Real Property or imposes upon Seller or Seller's successors or assigns any obligation to pay or contribute property or money or to construct, install or maintain any improvements on or off the Real Property.

                  (c) To the best knowledge and belief of Seller, the closing of the transaction contemplated by this Agreement will not constitute or result in any default or event which, with or without notice or lapse of time, or both, would result in a violation of any applicable law, ordinance or regulation or a default, breach or violation of, or the creation of any lien or other encumbrance pursuant to, any agreement, instrument or arrangement by which Seller or the Real Property or any portion thereof is bound.


                  (d) To the best knowledge and belief of Seller, the Real
            Property, including the improvements as constructed and as operated by Seller, conforms to, and is operated, maintained, and leased in accordance with all applicable city, county, state, federal and other applicable laws, statutes, ordinances, rules and regulations. Seller has not received any notification from any city, county, state or federal authority alleging that the Real Property, including the improvements, as constructed and as operated by Seller, do not conform to or are not operated, maintained, and leased in accordance with all such applicable laws, statutes, ordinances, rules and regulations.

                  (e) Except as disclosed in the environmental reports made
            available for Purchaser's inspection pursuant to Section 7 hereof, Seller has received no written notice from any third parties, prior owners of the Real

            Property, or any federal, state or local governmental agency, indicating that any Hazardous Substance remedial or clean-up work will be required on the Real Property. To the best knowledge and belief of Seller, there have not been any on-site spills, releases, discharges or disposal of Hazardous Substances which have occurred on the Property during Seller's ownership of the Real Property. For purposes of this Agreement, the term "Hazardous Substances" shall include all substances which are classified as hazardous substances or hazardous wastes under any of the following laws, rules and regulations: (i) the Toxic Substances Control Act, 15 U.S.C.,
            Section 2601 et. seq., (ii) the Clean Water Act, 33 U.S.C., Section 1251 et seq., (iii) the Resource and Conservation and Recovery Act, 42 U.S.C., Section 6901 et seq., (iv) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.,
            Section 9601, et seq., (v) the Hazardous Materials Transportation Act, 49 U.S.C., Section 1801, et seq., (vi) the California Hazardous Waste Control Act, Health and Safety Code, Section 25100 et seq.,
            (vii) the California Hazardous Substance Account Act, Health and Safety Code, Section 25249.5 et seq., (viii) the California Waste Management Act, Health and Safety Code, Section 25170.1 et seq.,
            (ix) Health and Safety Code, Section 2550, Hazardous Materials Release Response Plans and Inventory, (x) the California Porter-Cologne Water Quality Control Act, Water Code, Section 13000 et seq., or (xi) other federal or state laws, rules and regulations, all as amended.

                  (f) To the best knowledge and belief of Seller, there are no taxes, assessments (special, general or otherwise) or bonds of any nature affecting the Real Property, or any portion thereof, except as disclosed in the Preliminary Title Report.

                  (g) The Lease is the only existing lease or rental agreement pursuant to which any person or entity is occupying any portion of the Real Property. The Lease is in full force and effect and, to the best knowledge and belief of Seller (i) there are no present uncured defaults thereunder, and (ii) no commissions are due and payable with respect to the Lease or any renewal thereof.

                  (h) Seller acknowledges that Purchaser may be required by the
            Securities and Exchange Commission to file audited financial statements for one to three years with regard to the Property. At no cost or liability to Seller, Seller shall (i) cooperate with Purchaser, its counsel, accountants, agents, and representatives, provide them with access to Seller's books and records with respect to the ownership, management, maintenance, and operation of the Property for the applicable period, and permit them to copy the same, (ii) execute a form of "rep" letter in form and substance reasonably satisfactory to Seller, and (iii) furnish Purchaser with such additional information concerning the same as Purchaser shall reasonably request. Purchaser will pay all costs and expenses associated with any such audit.

      10. Purchaser's Representations and Warranties. Purchaser hereby makes the following representations, covenants and warranties, each of which shall survive for a period of one year following the Closing:

                  (a) Purchaser is a corporation, duly organized and existing under the laws of the State of Georgia and is duly qualified to transact business in the State of California, to the extent such qualification is necessary; and

                  (b) Purchaser has the requisite right, power, legal capacity and authority to enter into and fully perform each and all of its obligations under this Agreement. The individuals executing this Agreement on behalf of Purchaser have the requisite right, power, legal capacity and authority to execute and enter into this Agreement on behalf of Purchaser, to legally bind Purchaser to the terms and provisions of this Agreement and to execute all other documents and take all other actions as may reasonably be necessary to perform each and all of Purchaser's obligations under this Agreement.

      11. Change in Circumstance. If, following the Opening of Escrow, either Seller or Purchaser (the "representing party") first becomes aware of some changed fact or circumstance which would require material changes to any of the representations or warranties made by the representing party in Section 9 or 10 above in order to make such representations or warranties accurate, then the representing party shall immediately give written notice of such changed fact or circumstance to the other party, but such notice shall not relieve the representing party of its obligation to consummate this transaction. When the representing party notifies the other party of any changed fact or circumstance, then the other party may terminate this Agreement, in which event Section 4.7(c) shall apply (except that the representing party shall pay all Cancellation Costs). So long as the representations and warranties made by the representing party were true and accurate as of the Opening of Escrow, such representing party shall not be liable to the other party if a changed fact or circumstance makes a representation or warranty untrue and if the representing party discloses such fact to the other party in accordance with this Section 11.

      12. As-Is Purchase.

                  (a) Purchaser's Investigation. Purchaser is, or prior to the
            Feasibility Date will be, familiar with the Property and has or will make such independent investigations as it deems necessary or appropriate concerning the use or sale of the Property, including but not limited to (i) any desired investigations or analysis of the economic value of the Property or the feasibility of marketing the Property for the purposes intended by Purchaser; (ii) soils reports and hazardous waste and toxic materials studies; (iii) the physical condition of the Real Property; (iv) the use of the Building for Purchaser's intended purpose; (v) the size, dimensions, location or topography of the Real Property; (vi) the adequacy of water, sewage or any other utilities serving the Building; and (vii) all other matters concerning the use, development or sale of the Property.

                  (b) No Reliance. Purchaser is relying solely upon its own
            inspection, investigation and analysis of the foregoing matters in purchasing the Property and is not relying in any way upon any representations, cost information, statements, agreements, warranties, studies, reports, descriptions, guidelines or other information or material furnished by Seller or its representatives, whether oral or written, express or implied, of any nature whatsoever regarding any of the foregoing matters, except as specifically set forth in Section 9 of this Agreement.

                  (c) "AS-IS". Purchaser acknowledges that it is a sophisticated purchaser who is familiar with this type of property and that it is acquiring the Property "AS-IS," without representation by Seller or its representatives as to any matter except as specifically set forth in Section 9 of this Agreement.

      13. No Assignment by Purchaser. Except as otherwise provided in this
Section 13, Purchaser shall be permitted to assign Purchaser's rights and delegate Purchaser's obligations hereunder only with the prior written consent of Seller, which consent may be granted or withheld in Seller's sole and absolute discretion. Notwithstanding the foregoing, Purchaser shall, upon written notice to Seller but without the need for Seller's consent, be permitted to assign Purchaser's rights and delegate Purchaser's obligations hereunder to another entity which is an affiliate of Purchaser.

      14. Treatment of Deposit. The Deposit shall be credited toward the Purchase Price in the event that the Closing takes place at the time and in the manner provided in this Agreement. The Deposit shall be retained by Seller as liquidated damages upon cancellation of the Escrow by Seller pursuant to Section 4.7(a) following a Purchaser Default. The Deposit shall be returned to Purchaser upon cancellation of the Escrow pursuant to Section 4.7(b) or 4.7(c) hereof.

      15. LIQUIDATED DAMAGES ON PURCHASER DEFAULT. PURCHASER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT, IN THE EVENT OF A PURCHASER DEFAULT, SELLER WILL SUFFER DAMAGES IN AN AMOUNT WHICH WILL, DUE TO THE SPECIAL NATURE OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THE SPECIAL NATURE OF THE NEGOTIATIONS WHICH PRECEDED THIS AGREEMENT, BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ASCERTAIN. IN ADDITION, PURCHASER WISHES TO HAVE A LIMITATION PLACED UPON THE POTENTIAL LIABILITY OF PURCHASER TO SELLER IN THE EVENT OF A PURCHASER DEFAULT, AND WISHES TO INDUCE SELLER TO WAIVE OTHER REMEDIES WHICH SELLER MAY HAVE IN THE EVENT OF A PURCHASER DEFAULT. PURCHASER AND SELLER, AFTER DUE NEGOTIATION, HEREBY ACKNOWLEDGE AND AGREE THAT THE AMOUNT OF THE DEPOSIT (AS THE SAME EXISTS FROM TIME TO TIME UNDER THIS AGREEMENT) REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL SUSTAIN IN THE EVENT OF SUCH PURCHASER DEFAULT. PURCHASER AND SELLER HEREBY AGREE THAT SELLER MAY, IN THE EVENT OF A PURCHASER DEFAULT, TERMINATE THIS AGREEMENT BY WRITTEN NOTICE TO PURCHASER AND ESCROW HOLDER, CANCEL THE ESCROW AND RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES. SUCH RETENTION OF THE DEPOSIT BY SELLER IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO SECTIONS 1671, 1676 AND 1677 OF THE CALIFORNIA CIVIL CODE, AND SHALL NOT BE DEEMED TO CONSTITUTE A FORFEITURE OR PENALTY WITHIN THE MEANING OF SECTION 3275 OR SECTION 3369 OF THE CALIFORNIA CIVIL CODE, OR ANY SIMILAR PROVISION. FOLLOWING TERMINATION OF THIS AGREEMENT, CANCELLATION OF THE ESCROW AND RETENTION OF THE DEPOSIT AS LIQUIDATED DAMAGES PURSUANT TO THIS
SECTION 15, ALL OF THE RIGHTS AND OBLIGATIONS OF PURCHASER AND SELLER UNDER THIS AGREEMENT SHALL BE TERMINATED.

      PURCHASER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 15 AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

"Seller":                                      "Purchaser":

/s/ [ILLEGIBLE]                                /s/ BMC
---------------------------------              ---------------------------------


      16. Risk of Loss. It shall be a condition to Purchaser's obligation to purchase the Property that no damage, destruction or loss (whether or not covered by insurance) in excess of Fifty Thousand and No/100 Dollars ($50,000.00), and no other event or condition, not existing on the Feasibility Date, shall have occurred and shall exist at Closing. In the event of damage, destruction or loss which is $50,000 or less (i) to the extent that the damage, destruction or loss is not insured, then there shall be a reduction in the Purchase Price in any amount necessary to repair such damage, destruction or loss, and (ii) to the extent that the damage, destruction or loss is insured, any insurance proceeds shall be assigned to Purchaser at Closing, or shall be used to cure such damage in a timely manner, provided such insurance proceeds are sufficient to cure the damage.

      17. Brokers. Purchaser and Seller each represent and warrant to each other that it has not engaged or dealt with any broker, finder or other agent in connection with this Agreement or the transactions contemplated hereby other than Collins Commercial Corporation (the "Broker"). Seller shall pay, outside of Escrow pursuant to a separate agreement, a real estate commission to the Broker, and Purchaser shall have no responsibility therefor. Purchaser and Seller each hereby indemnify and hold the other harmless from and against all costs, expenses or liabilities (including without limitation attorneys fees and court costs, whether or not taxable and whether or not any action is prosecuted to judgment) incurred by the indemnified party in connection with any claim or demand by a person or entity for any broker's, finder's or other commission or fee in connection with the indemnifying party's entry into this Agreement and the transactions contemplated hereby.

      18. Condemnation. At Closing, no part of the Property shall be subject to notice of acquisition or condemnation or shall previously have been acquired by authority of any governmental agency in the exercise of its power of eminent domain or by private purchase in lieu thereof, nor at Closing shall there be any written threat or written evidence of the imminence of any such acquisition or purchase.

      19. Miscellaneous.

            19.1 Notices. All notices, approvals, disapprovals or elections required or permitted to be given under this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent via Federal Express (or another comparable overnight messenger service), or (iii) sent via telefacsimile to the parties at the following addresses:

      If to Seller:     Spencer Fountain Valley Holdings, Inc.
                        12520 High Bluff Drive, Suite 100
                        San Diego, California 92130
                        Attention: Mr. John I. Kocmur
                        Facsimile:(619) 481-4968

      With a copy to:   Sheppard, Mullin, Richter & Hampton LLP
                        650 Town Center Drive, 4th Floor
                        Costa Mesa, California 92626-1925
                        Attention: Brent R. Liljestrom, Esquire
                        Facsimile:(714) 513-5130

      If to Purchaser:  Wells Development Corporation
                        3885 Holcomb Bridge Road
                        Atlanta, Georgia 30092
                        Attention: Mr. Michael C. Berndt
                        Facsimile: (770) 840-7224

      With a copy to:   O'Callaghan & Stumm, L.P.
                        127 Peachtree Street, N.E., Suite 1330
                        Atlanta, Georgia 30303
                        Attention: William O'Callaghan, Esquire
                        Facsimile: (404) 522-3080


Personally delivered notices shall be deemed given upon actual personal delivery to the intended recipient. Notices given by telefacsimile shall be deemed given upon completion of transmission to the receiving telefacsimile machine. Notices sent via Federal Express (or another comparable overnight messenger service) shall be deemed given the immediately following business day.

            19.2 Attorneys' Fees. In the event of any action between Purchaser and Seller for enforcement of any of the terms or conditions of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and expenses, including without limitation taxable court costs and attorneys' fees, as awarded by a court of competent jurisdiction.

            19.3 Entire Agreement. This Agreement contains all of the agreements of Purchaser and Seller with regard to the transactions contemplated hereby, and supersedes all prior agreements, understandings and negotiations, whether written or oral.

            19.4 Amendment. This Agreement shall not be modified or amended except by an instrument in writing duly executed by both Purchaser and Seller.

            19.5 Successors. Subject to the restrictions on Purchaser's right to assign as set forth in Section 13 hereof, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the successors in interest and assigns of Purchaser and Seller.

            19.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

            19.7 Headings. The paragraph headings and captions in this Agreement are for convenience only and shall not limit or define the contents of this Agreement.

            19.8 Time. Time is of the essence of this Agreement, it being understood that the time for performance of each obligation, including without limitation the Closing Deadline, has been the subject of negotiation by the parties.

            19.9 Further Assurances. Seller and Purchaser agree that they will, at any time and from time to time after the Closing, upon the request of the other party, execute, acknowledge and deliver all such further deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required for the effective assignment, transferring, granting or conveying of any or all of the assets or property to be assigned to them as provided herein, at the cost of the requesting party.

            19.10 Business Days. As used herein, "Business Days" means all days other than Saturdays, Sundays, federal holidays and holidays in the State of California.

            IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

                              "Purchaser":

                              WELLS DEVELOPMENT CORPORATION, a
                              Georgia corporation


                              By:    /s/ Brian M. Conlon
                                    --------------------------------------------

                                     Brian M. Conlon - Executive Vice President
                                    --------------------------------------------
                                          [Printed Name and Title]

                              "Seller":

                              SPENCER FOUNTAIN VALLEY HOLDINGS, INC.,
                              a California corporation


                               By   /s/ John I. Kocmur
                                    --------------------------------------------
                                    John I. Kocmur, its Vice President